UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2006

Pacific Capital Bancorp

(Exact name of registrant as specified in its charter)

California	0-11113	95-3673456
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1021 Anacapa Street, Santa Barbara, CA	93101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 564-6405

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 24, 2006, the board of directors of Pacific Capital Bancorp (the “Company”) approved a new compensation package for non-employee directors, to be effective as of January 1, 2006. The board and committee meeting attendance fees were eliminated and combined into the annual retainer fee. The annual retainer fee was increased from $20,000 to $30,000, and the value of the annual equity award granted to the non-employee directors was increased from $20,000 to $40,000. The annual retainer fee for the chairman of the board remained the same at $120,000.

The board of directors of the Company also approved a re-structure of its Compensation & Nominating Committee and its Governance Committee. The nominating function was moved to the Governance Committee. The standing committees of the board include the Governance & Nominating Committee, the Compensation Committee, the Audit Committee and the Trust Oversight Committee.

The Company will continue to pay non-employee directors an additional annual retainer fee for serving as a member or chairperson of a committee. The chairperson of each of the Governance & Nominating Committee and the Compensation Committee will receive an annual retainer fee of $8,000. The members of each of the Governance & Nominating Committee and the Compensation Committee will receive an annual retainer fee of $4,500. The chairperson of the Audit Committee and Trust Oversight Committee will continue to receive annual retainer fees of $15,000 and $5,000, respectively. The members of the Audit Committee and Trust Oversight Committee will continue to receive annual retainer fees of $11,000 and $2,000, respectively.

The complete summary of the non-employee director compensation is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits:

Exhibit No.	Description

99.1	Summary of Non-Employee Director Compensation

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PACIFIC CAPITAL BANCORP

Date: January 30, 2006	/S/ CAROL M. ZEPKE
Carol M. Zepke Vice President and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Summary of Non-Employee Director Compensation